Exhibit 10.15

AMENDED AND RESTATED VARIABLE COMPENSATION AGREEMENT

March 3, 2026

This Amended and Restated Variable Compensation Agreement (this “Agreement”) is entered into by and among Pershing Square Holdco, L.P., a Delaware limited partnership (“TopCo”), Pershing Square Capital Management, L.P., a Delaware limited partnership that is registered with the U.S. Securities and Exchange Commission as an investment adviser (“PSCM”), and PS CompCo, LLC, a Delaware limited liability company (“VariableCo”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Master Transaction Agreement, dated as of May 31, 2024, by and among TopCo, Pershing Square Holdco GP, LLC, a Delaware limited liability company and the general partner of TopCo, and the Investors party thereto (the “Master Transaction Agreement”).

TopCo, PSCM and VariableCo each hereby agrees as follows, in each case for good and valuable consideration the sufficiency of which is hereby acknowledged:

1.	Definitions.

a.
“Crystallization Period” means, with respect to any payment or accrual of Performance Fees from any Fund, the period of time with respect to which such Performance Fees were determined in accordance with the Fund Documents of such Fund.

b.	“FOA” means the fee offset arrangement set forth under Section 9 of the Amended and Restated Investment Management Agreement of PSH, dated as of February 7, 2024.

c.
“Fund Documents” means, with respect to any Fund, the Organizational Documents of such Fund, any investment management agreement or any other agreement between such Fund (or its general partner, managing member, trustee or other person functioning in a similar capacity) and any Pershing Square Management Company.

d.
“Funds” means any existing and future investment vehicles (including without limitation any registered funds, private funds or co-investment vehicles), managed accounts or other investment schemes advised by any Pershing Square Management Company, excluding (i) Pershing Square, L.P., a Delaware private fund, (ii) PS VII Master, L.P., a Cayman Islands exempted limited partnership, and any other affiliated vehicle, which operates as a co-invest vehicle investing primarily in securities of Universal Music Group, N.V., (iii) any investment vehicle, account or scheme that does not pay Performance Fees, and (iv) any investment vehicle, account or scheme that provides in its Fund Documents for payment of Variable Compensation to VariableCo pursuant to the same terms and conditions as in this Agreement.

e.	“Management Fees” with respect to any Fund shall have the meaning ascribed to such term in such Fund’s investment management agreement with a Pershing Square Management Company.

f.	“Non-PSH Fund” means any Fund other than PSH.

g.
“Non-PSH Fund TopCo Preference” means, with respect to any Non-PSH Fund for any Crystallization Period, an amount equal to (i) the Performance Fees that would have been earned if such Fund had experienced a net of Management Fee return of five percent (5%) per annum on such Fund’s Performance Benchmark Amount minus (ii) the Offsettable Performance Fees derived from such Fund.  By way of example, Pershing Square International Ltd., which pays PSCM a 20% Performance Fee, of which 20% of the Performance Fee is an Offsettable Performance Fee pursuant to the FOA, the Non-PSH Fund TopCo Preference would represent 0.8% of Pershing Square International Ltd.’s Performance Benchmark Amount (the product of 80% * 20% * 5%).

h.
“Offsettable Management Fees” means, with respect to any Fund for any Crystallization Period of PSH, the portion of the Management Fees of such Fund that is available to offset any Performance Fees of PSH in accordance with the FOA (whether or not a sufficient amount of Performance Fees of PSH were actually earned to fully utilize such offset).  For clarity, Pershing Square USA, Ltd. is expected to generate Offsettable Management Fees following the launch of such fund, and as of the date hereof no Fund generates Offsettable Management Fees.

i.
“Offsettable Performance Fees” means, with respect to any Fund for any Crystallization Period of its own or of PSH, as applicable, the portion of the Performance Fees of such Fund that is available to offset any Performance Fees of PSH in accordance with the FOA (whether or not a sufficient amount of Performance Fees of PSH were actually earned to fully utilize such offset).  For clarity, as of the date hereof, the sole Fund that generates Offsettable Performance Fees is Pershing Square International, Ltd., a Cayman Islands exempted company.

j.
“Performance Benchmark Amount” with respect to any Fund that charges Performance Fees equals, with respect to any Crystallization Period, the aggregate “high water mark” of the individual fee-paying investors, series or classes of shares as of the start of such Crystallization Period, as determined in accordance with the Fund Documents of the Fund; provided, that if the Fund Documents do not provide for a “high water mark”, then the Performance Benchmark Amount shall equal the weighted average baseline value (e.g., beginning balance or other relative value of assets) relative to which the Fund’s gains or profits are calculated for purposes of determining Performance Fees with respect to such Crystallization Period, as set forth in the Fund Documents of such Fund.

k.
“Performance Fees” with respect to any Fund shall have the meaning ascribed to such term in its Fund Documents, and shall also include any term(s) within such Fund Documents that refer to any Pershing Square Management Company’s entitlement to an incentive fee, promote, or performance allocation.

l.
“Pershing Square Management Company” means PSCM and any Affiliate thereof that provides investment management, investment advisory or similar services (including on a sub-advisory basis, and without regard to asset class or strategy) and/or receives compensation for such services.  For the avoidance of doubt, VariableCo shall not be deemed to be a Pershing Square Management Company for purposes of this Agreement.

m.	“PSH” means Pershing Square Holdings, Ltd., a Guernsey limited liability company.

n.
“PSH TopCo Preference” means, with respect to PSH for any Crystallization Period, an amount equal to a 16% Performance Fee that would have been earned if PSH had experienced a net of Management Fee return of five percent (5%) per annum on such Fund’s Performance Benchmark Amount.  For clarity, the PSH TopCo Preference is not reduced by the FOA and would represent 0.80% of PSH’s Performance Benchmark Amount (equivalent to the product of 16% and 5%).

o.	“TopCo Preference” means (i) with respect to PSH, the PSH TopCo Preference and (ii) with respect to any Non-PSH Fund, such Fund’s Non-PSH Fund TopCo Preference.

2.	Variable Compensation; Cumulative TopCo Preference.

a.	TopCo Preference.

i.
PSH.  TopCo will be entitled to receive from PSCM (directly or indirectly), with respect to each Crystallization Period for PSH, an amount equal to the PSH TopCo Preference as of the end of such Crystallization Period, to the extent of the aggregate of (i) any Performance Fees that PSCM received from PSH, (ii) aggregate Offsettable Management Fees that PSCM received and (iii) aggregate Offsettable Performance Fees that PSCM received.  Any portion of the PSH TopCo Preference that is not paid to TopCo with respect to any Crystallization Period shall accumulate and shall increase the PSH TopCo Preference for purposes of the subsequent Crystallization Period.

ii.
Non-PSH Funds.  TopCo will be entitled to receive from PSCM (directly or indirectly), with respect to each Crystallization Period for each Non-PSH Fund, an amount equal to the Non-PSH Fund TopCo Preference as of the end of such Crystallization Period to the extent of any Performance Fees that PSCM received from the applicable Fund (net of the Offsettable Performance Fees that PSCM received with respect to such Fund).  Any portion of the Non-PSH Fund TopCo Preference for a Fund that is not paid to TopCo with respect to any Crystallization Period shall accumulate and shall increase the Non-PSH Fund TopCo Preference for purposes of the subsequent Crystallization Period.

b.	Variable Compensation.

i.
PSH.  VariableCo will be entitled to receive from PSCM (directly), with respect to each Crystallization Period for PSH, the aggregate of (i) any Performance Fees that PSCM received from PSH, (ii) aggregate Offsettable Management Fees that PSCM received and (iii) aggregate Offsettable Performance Fees that PSCM received, but solely to the extent such aggregate amount exceeds TopCo’s entitlement to the PSH TopCo Preference as set forth in Section 2.a.i.

ii.
Non-PSH Fund.  VariableCo will be entitled to receive from PSCM (directly), with respect to each Crystallization Period for each Non-PSH Fund, all Performance Fees that PSCM received from the applicable Fund (net of the Offsettable Performance Fees that PSCM received with respect to such Fund), but solely to the extent such aggregate amount exceeds TopCo’s entitlement to the Non-PSH Fund TopCo Preference for such Fund as set forth in Section 2.a.ii (the entitlements of VariableCo in Section 2.b.i and Section 2.b.ii, the “Variable Compensation”).

c.
For the avoidance of doubt, with respect to Section 2.a and Section 2.b, Performance Fees, Offsettable Management Fees, Offsettable Performance Fees, PSH TopCo Preference, and Non-PSH Fund TopCo Preference shall be calculated on a Fund-by-Fund basis.  For clarity, the fact that TopCo’s direct or indirect entitlement from PSCM for applicable fees received pursuant to Section 2.a with respect to any one Fund is less than the TopCo Preference with respect to such Fund shall not give rise to any reduction of the Variable Compensation earned with respect to any other Fund, which shall be paid to VariableCo and not used to reduce the remaining TopCo Preference of such first Fund.

d.	[Intentionally omitted]

e.
PSCM shall distribute or pay, directly or indirectly as applicable, the amounts set forth in Section 2.a and Section 2.b within thirty (30) days after it receives Performance Fees or Offsettable Management Fees for the applicable Crystallization Period.  Interest shall accrue on past due amounts with respect to the Variable Compensation only at the rate of one percent (1%) per month, but in no event greater than the highest rate of interest allowed under applicable Law, calculated from the date such amount was due until the date that payment is received by VariableCo.  Notwithstanding the foregoing, in the event that a Crystallization Period occurs for less than all of a series or class of shares of a Fund (e.g., in the event of a redemption of a share), Performance Fees or Offsettable Management Fees received in respect of such Crystallization Period shall be retained by PSCM and included for purposes of calculating the TopCo Preference and Variable Compensation at the next Crystallization Period for such Fund.

f.	Payments due to VariableCo under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated in writing by VariableCo from time to time.

g.
Payments due to VariableCo under this Agreement shall be made, as PSCM shall determine in its reasonable discretion, net of any taxes incurred by TopCo attributable to the amounts described in Section 2.b; provided, that such netting shall take into account the reduction (if any) in taxes incurred by TopCo attributable to amounts paid or payable under this Agreement.  Consistent with the original intent of the parties, the clarifications in this Section 2.g are effective from January 1, 2025.

3.	No Circumvention; Alternative Arrangements.

a.
TopCo and PSCM shall not, and shall cause their respective Affiliates (including any other Pershing Square Management Company) not to, directly or indirectly, take any action that is intended to or reasonably likely to have the effect of circumventing or diminishing VariableCo’s entitlement to the Variable Compensation or delaying the payment of the Variable Compensation pursuant to this Agreement, including without limitation by: amending any Fund Documents; changing the methodology for calculating Fund performance or assets; characterizing any payments, fees or allocations from any Fund in a manner that would reduce the amount of Variable Compensation otherwise due under this Agreement; transferring, hypothecating or pledging rights to such payments, fees or allocations, or permitting any liens to be imposed thereon; or causing PSCM to make any distributions (directly or indirectly) to TopCo (i) if such distribution would render PSCM unable to pay the Variable Compensation as and when due or (ii) of any portion of Performance Fees received by PSCM, if such distribution would reduce the balance of the TopCo Preference below zero dollars ($0) (in each case, notwithstanding any distribution policy that may be adopted from time to time by TopCo or its Affiliates or anything to the contrary in the Organizational Documents of TopCo or its Affiliates).

b.
To the extent that any entitlement to a performance or incentive fee or any carried interest, allocation, promote or other performance-based compensation with respect to any Fund cannot reasonably be established in a manner that gives rise to Performance Fees subject to this Agreement, the parties shall take all actions necessary to modify or supplement this Agreement, or enter into one or more additional agreements, so as to provide VariableCo with the benefit of the Variable Compensation (or an economic equivalent thereof) and the other rights of VariableCo contemplated by this Agreement with respect to such fee, allocation or compensation.

c.
If requested by VariableCo, TopCo shall use commercially reasonable efforts to bifurcate the payment of Performance Fees and Management Fees in the Fund Documents of the Funds so as to replicate as closely as possible the effect of this Agreement, such that VariableCo shall be entitled to receive directly from the Funds an amount equal to the Variable Compensation to achieve the equivalent of the economic arrangement contemplated herein. To the extent the Fund Documents of a Fund are so amended, this Agreement shall be amended if and only to the extent necessary to effectuate the foregoing.

4.
Return of Payment. The parties hereto shall contribute to any obligation of PSCM to return all or any portion of any Performance Fees in accordance with the Fund Documents of any Fund (including as a result of any error in calculations of such Performance Fees or restatement of such Fund’s financials) in the following order of priority and up to the following amounts: (i) first by VariableCo, up to a maximum amount equal to the Variable Compensation actually received by VariableCo attributable to such Fund with respect to any period from and after the date of this Agreement and (ii) thereafter by TopCo, up to a maximum amount equal to the aggregate Performance Fees actually received by TopCo attributable to such Fund with respect to any period from and after the date of this Agreement.

5.
Reporting; Records. Within one hundred and twenty (120) days of the end of each calendar year, TopCo and PSCM shall, and shall cause their respective Affiliates to, prepare and provide VariableCo with audited financial statements and reasonably detailed information statements used to support such audited financial statements setting forth the calculation of the Performance Fees and TopCo Preference for each applicable Fund with respect to the prior calendar year.  TopCo and PSCM shall, and shall cause their respective Affiliates to, provide VariableCo with such additional information and assistance as VariableCo may reasonably request in connection with verifying the accuracy of the calculation of the Variable Compensation (or any component thereof) and the amount of any Performance Fees returned to any Fund.  PSCM shall keep complete and accurate books and records sufficient to verify the amounts owed to VariableCo pursuant to this Agreement.

6.
New Management Companies. In the event that TopCo or any of its Subsidiaries establishes, acquires or otherwise becomes affiliated with any Pershing Square Management Company other than PSCM, TopCo agrees to cause such Pershing Square Management Company to promptly be made a party to this Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to VariableCo, as a result of which such Pershing Square Management Company shall become subject to this Agreement to the same extent as PSCM.

7.
New Funds with Fee Offset Arrangement.  If, at any time, there is a Non-PSH Fund with a fee offset arrangement similar to the FOA, then the parties shall amend or supplement this Agreement as necessary so that such Non-PSH Fund’s fee offset arrangement is reflected in this Agreement in a manner that gives effect to the economic allocation intended by the provisions hereof relating to the FOA (and the Offsettable Management Fees and Offsettable Performance Fees relating to the FOA).

8.	Confidentiality. Section 5.4 (Confidentiality) of the Master Transaction Agreement shall apply to this Agreement mutatis mutandis.

9.	No Partnership. The parties agree there is no intention for this Agreement to create a partnership under applicable law, including for United States federal income tax purposes.

10.	Amendments. This Agreement may only be amended in writing by all of the parties hereto.

11.
Successors and Assigns; No Third Party Beneficiaries. This Agreement shall not be assigned or transferred by any party thereto without the prior written consent of the other parties, which shall not be unreasonably withheld, except that VariableCo shall be entitled to assign all or any portion of this Agreement to one or more Affiliates thereof.  This Agreement shall inure to the benefit of, and be binding upon, permitted successors and assigns of the parties.  Any attempted assignment in violation of this Agreement shall be null and void ab initio.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns, and nothing herein, expressed or implied, shall confer or be construed to confer upon any other person any legal or equitable rights of any kind.

12.
Counterparts. This Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

13.
Electronic Signature. A party’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement.

14.
Severability. If any term or other provision hereof is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, by reason of any applicable law or public policy, and such determination becomes final and nonappealable, such term or other provision shall remain in full force and effect to the fullest extent permitted by law and all other terms and provisions hereof shall remain in full force and effect in their entirety.

15.
No Waiver. Any provision of this Agreement may be waived if such waiver is in writing and signed by and on behalf of the party against whom such waiver is to be enforced.  Neither the failure nor any delay on the part of any party hereto to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other rights, nor shall any waiver of any rights with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

16.
Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims or disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware, including statutes of limitations.

17.
Arbitration. The Parties to this Agreement agree that in the event of any dispute arising between the parties arising out of or relating to this Agreement or its breach, such dispute shall be settled by arbitration to be conducted in New York, New York in accordance with the Commercial Arbitration Rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be a retired judge who is experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The prevailing party (as determined by the arbitrator) shall in addition be awarded by the arbitrator such party’s own attorney’s fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the arbitrator) shall pay the fees and expenses of the arbitration.

[Signature Page Follows]

PERSHING SQUARE HOLDCO, L.P.,
By:	PERSHING SQUARE HOLDCO GP, LLC, its sole general partner
By:	PS HOLDCO GP MANAGING MEMBER, LLC, its sole member

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Sole Member

[Signature Page to Variable Compensation Agreement]

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By:	PS MANAGEMENT GP, LLC, its general partner
By:	/s/ William A. Ackman

	Name:	William A. Ackman
	Title:	Managing Member

[Signature Page to Variable Compensation Agreement]

PS VARIABLECO, LLC
By:	PS HOLDCO GP MANAGING MEMBER, LLC, its sole managing member

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Sole Member

[Signature Page to Variable Compensation Agreement]